EXHIBIT 99.1

N E W S B U L L E T I N	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:			At CCG Investor /Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE:

January 28, 2004

Pinnacle Entertainment Announces Pricing of

Public Offering of 10 million Shares of Common Stock

LAS VEGAS, January 28 /PRNewswire-FirstCall/—Pinnacle Entertainment, Inc. (NYSE: PNK – News) today announced that the underwritten public offering of its 10 million newly issued shares of common stock has been priced at $11.15 per share which will result in gross proceeds to Pinnacle of approximately $111.5 million. The offering has been increased to 10 million shares from its originally announced size of 8 million shares. Deutsche Bank Securities Inc. is acting as sole book-running manager of the offering. In addition, Bear, Stearns & Co. Inc. and Lehman Brothers are acting as joint lead managers of the offering and SG Cowen is acting as co-manager of the offering.

The underwriters of the offering also have a 30 day option to purchase an additional 1.5 million shares of common stock from Pinnacle to cover any over-allotments. The offering is expected to close on February 2, 2004, subject to customary closing conditions.

Copies of the prospectus supplement relating to the offering may be obtained from Deutsche Bank Securities Inc., Attention: Syndicate, 60 Wall Street, 4th Floor, New York, New York 10005, when available.

The shares are being offered pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is also developing a major casino resort in Lake Charles, Louisiana and has proposed two new developments in St. Louis, Missouri.

For further information, please contact Dan Lee, Chairman & CEO, +1-702-784-7777, Steve Capp, CFO, +1-702-784-7777, or Wade Hundley, COO, +1-702-784-7777, all of Pinnacle Entertainment; or Sean Collins, Partner, CCG Investor /Public Relations, +1-818-789-0100, for Pinnacle Entertainment.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to, the successful completion of the offering of our common stock. For more information on the potential factors that could affect the Company’s financial results, review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q and current reports on Form 8-K.

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